Exhibit 16.1

July 26, 2007

VIA FACSIMILE: 202-772-9213

Securities and Exchange Commission
100 F, Street NE
Washington, D.C. 20549

We have reviewed the contents of Item 4.01 of such Current Report on Form 8-K of Asia Global Holdings Corp. dated July 26, 2007 and agree with the statements contained therein as they apply to our firm only.

Yours faithfully,

/s/ HLB Hodgson Impey Cheng
HLB Hodgson Impey Cheng
Chartered Accountants Certified Public Accountants